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Exhibit 11.1

                                           COMPUTATION OF EARNINGS PER SHARE

                                                                                 Three Months Ended
                                                                                     March 31,
                                                                               ----------------------
                                                                               1999              1998
                                                                               ----              ----
                                                                  (In thousands, except share and per share data)
Average common shares outstanding                                           6,551,835         6,128,196

Average common stock equivalents of
      warrants and options outstanding-
      based on the treasury stock method
      using market price                                                      128,650           504,230
                                                                           ----------        ----------
                                                                            6,680,485         6,632,426
                                                                           ==========        ==========

Net income                                                                 $    1,002        $      627

Basic earnings per common share                                            $     0.15        $     0.10

Diluted earnings per common share                                          $     0.15        $     0.09


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